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Pricing Supplement No. 6  Dated September 16, 1997         Filed Pursuant to: Rule 424(b)(3)
(To Prospectus dated March 2, 1997 and                     File No. 333-22413
Prospectus Supplement dated March 20, 1997)
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                              BANC ONE CORPORATION
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

This document (the "Pricing Supplement") is issued to give details of an issue by BANC ONE CORPORATION (the "Company") of its Medium-Term Notes.

This Pricing Supplement relating to $20,000,000 of the Company's Floating Rate Senior Medium-Term Notes due September 21, 2001 (the "Notes") supplements the terms and conditions in, and incorporates by reference, the Prospectus dated March 3, 1997 and the Prospectus Supplement dated March 20, 1997 relating to up to $2,000,000,000 of the Company's Medium-Term Notes, and all documents incorporated by reference therein (together, the "Prospectus"), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meaning as in the Prospectus.

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                                             DESCRIPTION OF THE NOTES
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Date of Issue:  09/22/1997     [X]Senior             [ ]Fixed Rate Note                 [ ]LIBOR Reuters
Maturity Date:   09/21/2001    [ ]Subordinated       [ ]CD Rate Note                    [X]LIBOR Telerate
CUSIP:  05943FAJ4                                    [ ]Commercial Paper Rate Note      [ ]Prime Rate Note
                                                     [ ]Federal Funds Rate Note         [ ]Treasury Rate Note
                                                     [X]LIBOR Note                      [ ]CMT Rate Note
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Principal Amount:  $20,000,000
Issue Price (as a percentage of Principal Amount):  100.0%
Commission or discount (as a percentage of Principal Amount):   0.0%
Specified Currency:  U.S. Dollars
Initial Interest Rate:   LIBOR plus 7.0 basis points, calculated as if the
    Original Issue Date were an Interest Payment Date.
Interest Payment Dates:   Each March 21, June 21, September 21 and December 21,
    commencing December 21, 1997 and ending September 21, 2001.
Regular Record Dates:   Fifteenth calendar day, whether or not a Business Day,
    immediately preceding the related Interest Payment Date.
Index Maturity:   3 months
Index Currency:   U.S. Dollars
Designated CMT Telerate Page:   None
Designated CMT Maturity Index:   None
Spread:   Plus 7.0 basis points
Spread Multiplier:   None
Minimum Interest Rate:   None
Maximum Interest Rate:   None
Interest Payment Period:   Quarterly

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Interest Reset Dates:   Each Interest Payment Date
Interest Reset Period:   Quarterly
Initial Redemption Date:   None
Initial Redemption Percentage:   None
Annual Redemption Percentage Reduction:   None
Optional Repayment Date(s):   None
Calculation Agent (If Applicable):   The Chase Manhattan Bank

                              PLAN OF DISTRIBUTION

The Notes will be sold to Credit Suisse First Boston Corporation at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.

This Pricing Supplement may be used by Banc One Capital Corporation ("BOCC"), a wholly owned subsidiary of the Company, in connection with offers and sales related to secondary market transactions in the Notes. BOCC may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.